Exhibit 23.4

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of CKX, Inc. on Form S-3 of our report dated September 1, 2005 related to the combined financial statements of Morra, Brezner, Steinberg & Tenenbaum Entertainment, Inc., StepTeco, Inc., and Focus Enterprises, Inc. as of and for the year ended December 31, 2004, appearing in the Form 8-K/A dated October 25, 2005 of CKX, Inc. and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California
December 23, 2005